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Conference Call Transcript

Q4 2006 DDi Corp. Earnings Conference Call
March 1, 2007 / 5:00 pm ET

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CORPORATE PARTICIPANTS

Sally Goff
DDi Corp. — CFO

Mikel Williams
DDi Corp. — CEO

Kathleen Buczko
NMC Partners — Investor/Analyst Information

CONFERENCE CALL PARTICIPANTS

Jason Mudrick
Contrarian Capital — Analyst

Shawn Harrison
Longbow Research — Analyst

Rich Kugele
Needham and Company — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to the fourth quarter and full year 2006 DDi Corporation earnings conference call. My name is Tim, and I’ll be your operator for today. At this time, all participants are in a listen only mode. We will conduct a question and answer session towards the end of this conference. [OPERATOR INSTRUCTIONS] At this time, I would like to turn the call over to Ms. Kathleen Buczko from NMC Partners.

Kathleen Buczko — NMC Partners — Investor/Analyst Information

Good afternoon, and welcome to DDi Corp.’s fourth quarter and full year 2006 conference call. Presenting on behalf of the Company will be Mikel Williams, DDi’s Chief Executive Officer, and Sally Goff, the Company’s Chief Financial Officer.

You are reminded that comments made on this call may include projections or other forward-looking statements regarding the future operations, opportunities, or financial performance of DDi within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These statements involve a high degree of known and unknown risks and uncertainties, such as that actual results and circumstances can differ materially from those to be discussed. Risks and uncertainties include but are not limited to business cycles that could impact demand for DDi’s products and services, fluctuations in quarterly operating results because the Company primarily sells pursuant to purchase orders, rather than long term contracts, intense competitive pressures within the highly fragmented PCB industry, and successfully complying with applicable environmental laws and regulations. Careful consideration should be given to DDi’s cautionary statements made in public filings with the Securities and Exchange Commission, included but not limited to the Company’s most recent reports on Forms 10K, 10Q and 8K. The forward looking statement made in today’s conference call are based on information available as of today. DDi assumes to obligation to update such statements to reflect events or circumstances after today’s date.

Additionally, please note that during this call management may discuss non-GAAP financial measures such as adjusted EBITDA. For each non-GAAP financial measure discussed, a reconciliation of the differences between the non-GAAP financial measure discussed and the most directly comparable GAAP financial measure is available on the Company’s website at www.ddiglobal.com as part of the Company’s earnings release for the fourth quarter and full year 2006 results.

With that I will tern the call over to Mikel Williams and Sally Goff for the prepared remarks and then we will open up the call for questions. Mikel, please go ahead.

Mikel Williams — DDi Corp. — CEO

Thank you, Kathleen. And, thank all of you, for joining us for a review of our fourth quarter and full year 2006 results. I’ll begin by providing some comments about the business for the quarter and the full year, and Sally Goff, our CFO, will then provide a more detailed review of the fourth quarter and full year financial results.

I’m pleased with the progress the Company had made during the quarter and over the course of the year. We have continued to improve our financial performance year over year. The total net sales in the fourth quarter of $43.3 million are down sequentially and from the prior year’s period since we disposed of the assembly business at the end of the third quarter of 2006.

I will comment primarily on our printed circuit board business as a result, as we look at the quarter and year end performance since the assembly business was sold right at the end of the third quarter as stated. The fourth quarter’s printed circuit board net sales reflect slight growth over the year ago period and were essentially flat from the prior quarter sequentially. This performance reflects the addition of Sovereign Circuits for part of the quarter as we experienced a softening during the quarter in our remaining printed circuit board business. Year over year, the printed circuit board business grew to $174.4 million, up 14% from $153.5 million in 2005. Printed circuit board gross margins improved as well for the year, despite increases on the materials front.

We continue to drive sales, general and administrative costs from the business and will work to do so going forward. During this past quarter as previously mentioned, we completed the acquisition of Sovereign on October 23rd. With that we extended our presence in the military, aerospace and high durability commercial markets, and also added to our product capabilities. The integration of Sovereign, both in terms of customers and employees, has been very smooth and I believe very successful. The management team at Sovereign has plugged right into DDi and we welcome their input and have already begun working together to deploy best practices between the teams. The addition of these capabilities makes for a more efficient loading of our factories and provides for cross selling opportunities.

As I mentioned, our printed circuit board business in total was essentially flat from the third quarter as the benefit of adding Sovereign for part of the quarter, was offset by a softening in our existing business. Sovereign’s performance was as expected for the portion of the quarter since the acquisition. The softness we saw in our existing operation was consistent with that of the industry as a whole during the quarter, as also reflected by our competitors. This softness was primarily in the telecommunications and test instrument market segments.

For example one of our largest OEM accounts implemented an ERP systems and changed its inventory model which had the impact of slowing orders in the back end of the fourth quarter and into the earlier part of 2007. A large telecommunications customer slowed orders as they began their integration activities related to a large merger transaction. We are just starting to see the recovery in the activity levels on these two accounts, and I expect going forward we’ll get back to the level we were enjoying.

I pleased to add that our government and aerospace segments activities in the core DDi operations for the quarter were up slightly on a sequential and year over year basis and nearly doubled in the fourth quarter when considering the impact of Sovereign with their strong relationships in this market segment. This growth reflects our continued focused efforts to increase the share — our share of this vertical market.

I would like to note that the customer sales cycles, relative to this segment is significantly longer than for the traditional quick turn commercial market. However, we expect to see continued success in this regard as we add sales resources and focus our operational activities to better support these customers. Let me also add that we continue to have a very large and diversified customer base, with our largest OEM customer accounting for less than 7% of our net sales for 2006. Our top individual customer, as defined by aggregated purchase order billing, is a contract manufacturer accounting for under 8% of our 2006 net sales.

This customer de-centralization is consistent with the prior year as is the distribution of accounts going deeper into the customer lists. For example, our top 30 accounts comprised 54% of 2006’s net sales, versus 52% in 2005.

To strengthen DDi’s top line performance going forward, we are being aggressive in recruiting the best talent in the industry and are focused on driving successful customer relationships. To this end, Jerry Barnes joined our team in January as Senior Vice President of Sales. Jerry has over 20 years of experience in the printed circuit board industry. Most recently, he served as Vice President of Sales for TTM Technologies. And as I have said in the past, one of my key initiatives is to build the best sales organization in the industry, and in addition to Jerry, we have also recently added several sales professionals to our team as we improve our sales coverage of the market and targeted customer opportunities. In 2007 we will continue to strengthen our sales and marketing capabilities and I can’t emphasize enough how important these additions, along with our current talent base, will be in reaching our goals for the year.

During the quarter we also completed the repurchase of the Series B preferred stock which finalized the financial restructuring that began when I joined the Company two years ago. With this all now behind us, I believe we’re very well positioned from a strategic, operational, and financial perspective to drive our business forward.

Our primary goal for 2007 is to exceed the demands of current and prospective customers, and as a result to out perform our competitors in the marketplace. At the same time, we intend to explore opportunities to leverage our leading position in the North American market for quick turn, prototype, and high technology printed circuit board services and extend our offering further into the global requirements of our customer base.

Now let’s take a look at the detailed financial results and I will turn the call over to Sally.

Sally Goff — DDi Corp. — CFO

Thanks, Mikel. First I’ll review the fourth quarter results and then the full year.

Consolidated net sales for the fourth quarter were 43.4 million, a decrease of 10% from the prior year’s fourth quarter. This decrease was due to the sale of the assembly business in September, 2006. Fourth quarter PCB sales were up 3% compared to PCB sales of 41.9 million in the fourth quarter of ‘05 and were essentially flat from the third quarter of 43.2 million.

Our fourth quarter results include the operations of Sovereign from October 23rd to December 31st. The benefit of adding Sovereign for part of the quarter was offset by a softening in our existing PCB business, which was down both year over year and sequentially. Consolidated gross margins for the fourth quarter improved 19.6% of sales, from 13.8% in the fourth quarter of ‘05, primarily due to a decrease in non-cash compensation expense, and the sale of the lower margin assembly business.

PCB gross margin increased 4.5 points from 15.1% of PCB sales in the fourth quarter of ‘05, primarily due to lower non-cash compensation expense. On a sequential basis, PCB gross margin was slightly down from 20.8% in the third quarter primarily due to a slight softening in PCB sales, as well as inefficiencies associated with the holiday season and plant maintenance in the fourth quarter.

Sales and marketing expenses for the fourth quarter were $3.1 million or 7.1% of net sales, a decrease of $1.2 million, from $4.3 million or 8.9% of the net sales in the fourth quarter of ‘05. This decrease is primarily due to the sale of the assembly business, as well as decreases in non-cash compensation and selling and marketing costs. Sequentially, sales and marketing expenses decreased by 800,000, from $3.9 million or 7.6% of net sales in the third quarter, primarily due to the sale of the assembly business and lower selling and marketing costs.

General and administrative expenses decreased to $4 million or 9.1% of the net sales, compared to $5.4 million or 11.2% of net sales the in the fourth quarter of ‘05. The decrease is primarily due to no officer severance in 2006 as well as the sale of the assembly business and lower stock costs in Q4 ‘06 compared to Q4 ‘05. Sequentially, G&A expenses increased by $600,000 from $3.3 million or 6.5% of net sales in the third quarter primarily due to the timing of stocks costs, which are concentrated in the fourth quarter, and an accrual for management incentives, which were all partially offset by the sail of the assembly business.

Fourth quarter adjusted EBITDA which excludes non-cash compensation, restructuring charges, and other nonrecurring items was $4.3 million, a 12% improvement over the adjusted EBITDA in the fourth quarter of 2005 of $3.8 million, but was down slightly on a sequential basis from the $4.7 million of adjusted EBITDA in the third quarter of ‘06.

Net loss was $95,000 for the fourth quarter, compared to $5.6 million in the fourth quarter of ‘05, an improvement of 98%. On a sequential basis the net loss improved from $4.5 million in the third quarter, primarily due to the loss on sale of the assembly basis recorded in the third quarter. The net loss applicable to common stockholders for the fourth quarter was $11.1 million or $0.50 net loss per share, compared to $7.4 million, or $0.41 net loss per share in the fourth quarter of 2005. The increase was due to a $10.71 million. one time, non-cash reduction in earnings applicable to common stockholders used in the calculation of earnings per share related to the Series B repurchase in October 2006. For accounting purposes this reduction is included when calculating EPS, but does not represent a charge that was recorded in our results of operations or cash flow.

Let’s look at the full year results. The Company reported net sales of $198.1 million in 2006, a 7% increase over 2005 net sales of $184.6 million. PCB sales were $174.4 million in 2006 up 14% compared to PCB sales of $153.35 million in 2005.

Gross margins for 2006 also improved to 19.1% of net sales from 14.4% of net sales in 2005, primarily due to improved operating efficiencies and loading of the factories as well as lower non-cash compensation expense and no inventory impairments in 2006. PCB gross margin also improved to 20.5% in 2006 compared to 16.2% in 2005, primarily due to improved operating performance and lower non-cash compensation expense.

Sales and marketing expenses were $15.2 million or 7.7% of net sales, up from $15 million or 8.1% of net sales in 2005. The improvement in the expenses as a percentage of net sales is due primarily to improved leverage of our fixed sales costs across a higher volume of sales.

General and administrative expenses were $14.5 million or 7.3% of net sales in 2006, an 8% decrease compared to $15.7 million or 8.5% in 2005. The decrease is primarily due to no officer severance in 2006 and significantly decreased professional fees.

Adjusted EBITDA for 2006 was $19.8 million, a 55% improvement over adjusted EBITDA in 2005 of $12.8 million.

Net loss was $7.2 million for 2006 compared to $64 million for 2005. Loss from continuing operations improved by $67 million over 2005, of which, $54.7 million was related to the good will impairment in 2005, and and the balance was due to better operating performance in 2006. The net loss applicable to common stockholders for 2006 was $23.7 million, or $1.21 net loss per share, compared to $70.4 million, or $8.76 net loss per share for 2005. Included in the 2006 number was the $10.7 million non-cash charge related to the Series B repurchase previously discussed.

We ended the year with total cash and cash equivalents of $15.9 million, with no outstanding borrowings on our line of credit, which had a borrowing capacity of $15.3 million at December 31. Our revolving credit facility expires on March 31 and we are in the process of finalizing its renewal, which we anticipate will be completed prior to its expiration.

With that I would like to turn the call back over to Mikel.

Mikel Williams — DDi Corp. — CEO

I believe we have made significant progress on all our 2006 operating initiatives. Further, the disposition of our assembly business and the acquisition of Sovereign strengthened DDi’s position in the market, while improving the financial profile of the Company. Much remains to be done, though. For 2007, our focus will be to continue to focus on top line growth while further strengthening our sales capabilities, and exceeding customer demand through exceptional operating performance.

With that, I believe we’re ready to take questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Your first question comes from the line of Mr. Rich Kugele from Needham and Company.

Rich Kugele — Needham and Company — Analyst

Just a few questions if I could. Mikel, on the softness you were talking about, you signaled they were telecommunications related and another sector, but I seem to recall that many of the other competitors were talking about high end computing. You weren’t necessarily referring to those as well, in addition to what you cited, correct?

Mikel Williams — DDi Corp. — CEO

If you look at the kind of same store sales in a continuing business DDi set aside to Sovereign, Sovereign really doesn’t play in the high end computing market. Our business there was essentially flat in terms of the revenue that we shipped in the third and fourth quarter. So we didn’t really see the kind of impact there that I think some of the others in our industry may have spoken of. Remember again we’ve got a larger share of our revenue in the telecommunications sector and that’s where we felt the larger dollar drop from the third to the fourth quarter. Again, a couple of those accounts we’re starting to see the pick up already as I mentioned.

Rich Kugele — Needham and Company — Analyst

Has the market at least stabilized elsewhere in terms of your own business, thus far this quarter? Or is it just the telecommunications recovery?

Mikel Williams — DDi Corp. — CEO

We also had the test instrument segment, and we have a good account there that we just had a little bit of softening in the quarter. I was talking to some of our guys that service that account just the other day and they are in the beginning stages of another set of product launches that I think is going to get our business coming back our way in good form. We had some extensive meetings with them in the first part of this year already with respect to being designated as the key supplier and we’re thrilled with our performance on the account. We’re just in the middle of a bit of a product kind of cycle change over there.

If you look at the general bookings level, and I always — we don’t give guidance, so I feel that’s a little difficult for your guys to guess as to where we’re going with the business. Remember, that about half of our bookings are sold with a 10 day or less delivery time. So if I start giving great guidance out there, it’s sometimes a little bit more of what I might hope for instead of having hard data to guide from. I always do try to give where we are with the bookings as of this point in time each quarter, and if I look at the bookings for the first quarter if you just extrapolate what we’ve seen so far through January and February over the balance of the quarter, we would have reasonably high single digit quarter on quarter growth in bookings. We started off slow in January, as I mentioned. And it gets harder to make up for it as you get towards the back end of the quarter. In terms of how that translates to shipments, frankly, we could be looking at a softer first quarter. But in terms of bookings, if we could continue that growth, I would be pleased.

I also have to add I think we’ve seen a significant pickup in customer activity that always proceeds the bookings. By that I mean we’ve added not just Jerry, but several other sales personnel that I really am excited about. Today, here in Anaheim just coincidently, we have top three major OEM customers, all in doing facility tours, one of which we have a reasonable level of business with, two of which are essentially new to us. We’ve had a little bit, but not much. And I think that bodes well for where we’re going to take the business here, despite getting off to a slow start. I will mention, these sales cycles, when you’re writing in new relationships and they’re qualifying facilities and things like that, they don’t happen as quickly as just another new part number on a kind of mature relationship. I feel real good about the fundamental foundation that’s been built on the sell side.

Rich Kugele — Needham and Company — Analyst

So the right way to look at your softening comments were really that this is a couple customer specific issues and not necessarily endemic of the overall market demand environment, and nothing broader to be concerned about in that way?

Mikel Williams — DDi Corp. — CEO

I’d like to think so. Given we’ve got a fairly diversified customer base in terms of the mix of our business, no significant account being that critical. They’re all important, of course, but they’re just not accounting for more than 7 to 8% of our revenue. And given that we can understand with a couple of these why it’s slowed and that we think that that’s coming back and we’re starting to see evidence of that, and the strengthening of our sales distribution network ,if you will, I’d like to say that we’re going to see this kind of turn quickly and get back to good growth rates.

Rich Kugele — Needham and Company — Analyst

And then if you have any comments on what you’re seeing from a raw material pricing perspective and then just any competitive pricing commentary you have.

Mikel Williams — DDi Corp. — CEO

Yes. As the market has slowed and you know, I honestly haven’t got on every other competitor’s earnings call and listened in, but I have kind of read transcripts and listened to other analysts. We’ve seen slowdowns consistent across the group a little bit in our industry. We have seen a little bit more aggressive pricing coming out from one of the other large companies. And they are seemingly always the one who’s the lowest priced supplier, at least as we hear our customers talk back to us, because we don’t have their price book obviously. There’s a little bit more price pressure that we’re looking at in the current quarter.

If your look back to our price index for ‘06, we didn’t mention it, but it actually went up a fair bit in the range of almost as a simple metric about 10%. That has settled back down a little bit and is back more in line with the pricing that we saw in the third quarter of 2006.

Obviously, you know, that’s sensitive to the type of product we’re building. As the technology increases back up and we are focused ongoing after the higher tech market with this sales effort, we expect the pricing to also be there, the higher technology gets the higher pricing.

It’s interesting as I’ve met with a lot of the government and aerospace customers, they are also focused on the technology requirements that the commercial market is, so we think we’re well positioned to push the technology as we go into that vertical market as well.

Rich Kugele — Needham and Company — Analyst

Okay. That’s great. Congratulations on your progress.

Operator

[OPERATOR INSTRUCTIONS] Your next question comes from the line of Victor Don, From Contrarian Capital.

Jason Mudrick — Contrarian Capital — Analyst

It’s actually Jason Mudrick, I know it hasn’t been your practice to give guidance, per se. But you have told us, in the past, what your internal budget that you base your management incentive plan off of has been. I’m wondering if you could tell us what you 2007 budget is?

Mikel Williams — DDi Corp. — CEO

This is the annual question from Jason and I think it’s a fair question. We’re targeting low $28 million — $28.2 million off the top of my head, as our kind of EBITDA target for ‘07. And you know, we’re starting the year slower than I would like, but I do think that we’re getting on with things that will give us great confidence that that will happen.

In the news for example was I think it was out yesterday that Photo Circuits is now closing. That’s about an $80 million competitor that’s going to go away. And obviously, if I were a shareholder, I would expect Mikel and his guys to be very focused on that piece of business. We have been, talked to one of their larger accounts already today and I’m going to see them tomorrow. We’re going to do some things, I think, that will aggressively allow us to grow our revenue, and in fact I just had an all employee conference call as I do every quarter before we go with the earnings calls, and you know, we reviewed our goals and what we’re going to go get done, and if we get done what we’re capable of getting done, I think we can achieve that.

Jason Mudrick — Contrarian Capital — Analyst

Great. Thanks a lot.

Operator

Your next question comes from the line of Mr. Shawn Harrison from Longbow Research.

Shawn Harrison — Longbow Research — Analyst

Good evening. Just a follow up on the previous questions on pricing. Are you seeing any real difference in terms of the under-10 day versus more of your — in excess of 10 day turn around type production in term of the pricing dynamics currently?

Mikel Williams — DDi Corp. — CEO

No. The pricing change — and we still have a third of the quarter to go. But if we look at the earlier part of the quarter, it’s down consistently between the categories, as it was up relatively consistently in the fourth quarter. There’s not any one of the delivery segments if you will that’s kind of out of whack with the aggregate trend in total. Okay.

Shawn Harrison — Longbow Research — Analyst

My second question just has to do with the raw material cost and environment. I don’t know if you’ve spoken about this yet. What are you seeing in terms of laminate pricing? Are you expecting to receive lower laminate costs sometime during the first half of ‘07, maybe into the second half, given that copper is off a decent amount from the last price increase you saw, probably late third quarter, early fourth quarter. Good question.

Mikel Williams — DDi Corp. — CEO

I think maybe Rich asked that and didn’t answer so I apologize let me cover that now.

We have seen a mixture of increases and decreases from our suppliers in general. I think as the market softens a little bit, even our suppliers are going to start pushing on trying to keep their volumes up as well, and I’m not going to get into specifically which supplier is an increase or a decrease. But we are very mindful of the impact on our laminate costs of copper and oil commodity prices, both of which have come down a little bit. So we’re very aggressive in going back and talking to our leading suppliers, Nelco is our largest, Isola also does supply a fair amount to us. Oak and others like that for the copper. Rogers on the high technology stuff.

We really follow since we do so much kind of NTI support and prototyping support, we really follow our customers requirements in terms of what materials they want built into their boards, moreso than a production shop may. But we work very closely with our suppliers a reason to get a reduction of the price increases they’ve pushed forward to us, we’re aggressive in getting that done. And I think we might see some room in that over the course of the year.

Shawn Harrison — Longbow Research — Analyst

How much did your laminate costs increase year over year, if you could ballpark that figure?

Mikel Williams — DDi Corp. — CEO

I just happen to have a schedule here and it’s got all of them individually. I don’t have a simple average for all the laminate sources that we use, but from January to June which was one kind of date on this schedule the increases for all materials was an effective 6.3%. Remember, the material component of our revenue is in the range of 20% of the sales number. So I believe that’s lower than a businesses that’s more focused on the production and higher volume activity. So that kind of a percentage, as I think I said on the last call, starts to translate to a point or so of margin impact. As we go forward I’m looking at the list here and there’s probably about a third of all of the increases that have been listed, the date of the increase, the supplier, about a third of them actually have been decreases or we’re pending a decrease where we’re working with the supplier to push back, so.

Shawn Harrison — Longbow Research — Analyst

All right. Thank you very much.

Operator

There are no further questions in the queue at this time. I’d like to turn the call to Mr. Williams for closing remarks.

Mikel Williams — DDi Corp. — CEO

Again, I’d like to thank everybody for participating and most importantly for the questions. We welcome the questions. And with that we’ll get back to the business at hand of improving DDi, and thanks again for the call.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.

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